Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            We consent to the incorporation by reference in this Registration Statement for BorgWarner Inc. Dividend Reinvestment and Stock Purchase Plan on Form S-3 of our reports dated February 12, 2009, relating to the 2008 and 2007 financial statements (before retrospective adjustments to the consolidated financial statements) of BorgWarner Inc. and Consolidated Subsidiaries (the “Company”) (not presented herein) (which reports express an unqualified opinion and included an explanatory paragraph regarding the Company’s changes in its method of accounting in 2007 for income taxes as a result of adopting FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
December 22, 2009